Exhibit 99.1

On April 29, 2020, United Bancshares, Inc. issued the following release:

United Bancshares, Inc. (Nasdaq: UBOH – news), a financial holding company headquartered in Columbus Grove, Ohio with consolidated assets of $902.5 million today announced operating results for the quarter ended March 31, 2020, unaudited.

For the quarter ended March 31, 2020, the Corporation reported net income of $1,088,000, or $0.33 basic earnings per share. This compares to the first quarter of 2019 net income of $1,814,000, or $0.55 basic earnings per share. The decrease in operating results for the first quarter of 2020 as compared to the same period in 2019 was primarily attributable to an increase in the provision for loan losses of $450,000 and an increase in non-interest expenses of $988,000, offset by increases in net interest income of $189,000, non-interest income of $326,000, and a decrease in the provision for income taxes of $197,000. The increase in the provision for loan losses was due to allocations of reserves for the uncertainties related to COVID-19.

For the quarter ended March 31, 2020, non-interest income was $2,834,000, compared to $2,508,000 for the first quarter of 2019, a $326,000 increase, which was attributable to increases in gain on sales of loans of $1,145,000 (79.6%), offset by decreases in other non-interest income of $819,000.  The significant increase in gain on sale of loans was attributable to the residential mortgage and governmental lending operations. The decrease in other non-interest income resulted from a $799,000 decrease in mortgage banking hedging income and a $132,000 decrease in the fair value of mortgage servicing rights, offset by increases in other non-interest income. The decrease in mortgage banking hedging activity resulted from a decrease in rates in the Bank’s hedged portfolio due to market volatility. The Company recognized a $670,000 loss in hedging for the first three months of 2020 compared to a $129,000 gain in the comparable period of 2019.

For the quarter ended March 31, 2020, non-interest expenses were $8,210,000, compared to $7,222,000 for the first quarter of 2019, a $988,000 (13.7%) increase.  The significant quarter-over-quarter increases included salaries and benefits expense of $651,000 (15.6%), expenses related to premises and equipment of $56,000, loan fees of $95,000 (43.2%), and advertising expense of $68,000 (15.2%).

Total assets amounted to $902.5 million at March 31, 2020, compared to $880.0 million at December 31, 2019, an increase of $22.5 million (2.5%). The increase in total assets was primarily the result of increases of $18.4 million in cash and cash equivalents due to deposit growth, $4.3 million (28.2%) in loans held for sale, and $4.1 million (2.2%) in securities available-for-sale, offset by a $3.0 million decrease in net loans, and a $1.5 million (14.8%) decrease in other assets (including accrued interest receivable). Deposits during this same period increased $18.0 million (2.5%).

Shareholders’ equity increased from $94.8 million at December 31, 2019 to $98.5 million at March 31, 2020. This increase was primarily the result of net income during the quarter ended March 31, 2020 of $1,088,000 and an increase in unrealized securities gains, net of tax of $2,949,000, offset by dividends paid of $458,000. The increase in unrealized securities gains during the quarter ended March 31, 2020, was the result of customary and expected changes in the bond market. Net unrealized gains and losses on securities are reported as accumulated other comprehensive income (loss) in the consolidated balance sheets.

United Bancshares, Inc. is the holding company of The Union Bank Company which serves Allen, Delaware, Franklin, Hancock, Marion, Putnam, Sandusky, Van Wert and Wood Counties in Ohio, with office locations in Bowling Green, Columbus Grove, Delaware, Delphos, Findlay, Gahanna, Gibsonburg, Kalida, Leipsic, Lima, Marion, Ottawa, Pemberville, Plymouth and Westerville Ohio.

This release may contain certain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance.  However, such performance involves risk and uncertainties that may cause actual results to differ materially.  Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to, the strength of the local economies in which operations are conducted, the effects of and changes in policies and laws of regulatory agencies, inflation, and interest rates.  For further discussion of certain factors that may cause such forward-looking statements to differ materially from actual results, refer to the 2019 Form 10-K.